Exhibit 2.2

FORM OF

ROLLOVER AGREEMENT

THIS ROLLOVER AGREEMENT (this “Agreement”) is made and entered into as of January 22, 2015 by and among Harman International Industries, Incorporated, a Delaware corporation (“Parent”), Sabita Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and                     , a [—][an individual and resident of [—]] (the “Rollover Holder”), [and solely for the purpose of Section 5.12, STG III, L.P., a Delaware limited partnership (“STG III”), and STG III-A, L.P., a Delaware limited partnership (“STG III-A”)]1[and solely for the purpose of Section 5.13, Romesh Wadhwani, an individual and resident of California]2.

WHEREAS, concurrently with the execution of this Agreement, Parent, Symphony Teleca Corporation, a Delaware corporation (the “Company”), Merger Sub and Symphony Technology Group, L.L.C., a Delaware limited liability company (the “Representative”), are entering into an Agreement and Plan of Merger, dated as of January 22, 2015 (the “Merger Agreement”);

WHEREAS, capitalized terms or phrases used herein and not otherwise defined herein shall have the meanings set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, and the Company shall continue as the surviving entity and as a wholly owned subsidiary of Parent (the “Merger”). The consummation of the Merger and the other transactions contemplated by the Merger Agreement (including, for the avoidance of doubt, the transactions contemplated by this Agreement, the other Rollover Agreements, the Stockholder Agreements and the Escrow Agreement) are collectively referred to herein as the “Transactions”;

WHEREAS, the Rollover Holder will derive substantial benefits from the consummation of the Transactions;

WHEREAS, the Rollover Holder desires to participate in the future equity of Parent, and Parent and Merger Sub wish the Rollover Holder to participate in the future equity of Parent; and

WHEREAS, the parties hereto desire to make certain agreements, representations, warranties and covenants in connection with the share exchange contemplated by this Agreement.

[1]	NTD: To be included in the Cay Tel 1, L.P. agreement only.
[2]	NTD: To be included in The Romesh Wadhwani 2014 Charitable Remainder Unitrust agreement only.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

SHARE EXCHANGE.

1.1 Share Exchange. At the Closing (and in any event immediately prior to the Effective Time), upon the terms and subject to the conditions of this Agreement, (a) the Rollover Holder hereby shall transfer, exchange and deliver to Merger Sub a number of shares of Company Stock (such shares, the “Company Exchange Stock”) having an aggregate value (valued in the manner set forth below) (the “Exchanged Company Stock Value”) equal to the Allocated Sale Percentage multiplied by the amount equal to the product of (i) 0.35 multiplied by (ii) (A) the Base Purchase Price minus (B) the sum of the Closing Option Consideration, the Closing Restricted Stock Unit Consideration, the aggregate exercise price of the First Tier In-The-Money Options and the Representative Expense Fund) (in the case of the foregoing clauses (A) and (B), as set forth on the Estimated Base Purchase Price Statement (as the same may be revised prior to the Closing in accordance with Section 1.05 of the Merger Agreement)) and (b) in exchange therefor, Merger Sub shall (and Parent agrees to cause Merger Sub to) transfer, exchange and deliver to the Rollover Holder a number of shares of Parent Common Stock (rounding up or down to the nearest whole share), in book-entry form, equal to (i) the Exchanged Company Stock Value divided by (ii) $104.36 (such price, the “Parent Trading Price,” such shares of Parent Common Stock, the “Parent Exchange Shares” and such exchange, the “Share Exchange”). For purposes of the forgoing, each share of Series A Preferred Stock included in the Company Exchange Stock shall be valued at the Series A Per Share Amount, each share of Series A-1 Preferred Stock included in the Company Exchange Stock shall be valued at the Series A-1 Per Share Amount, each share of Series B Preferred Stock included in the Company Exchange Stock shall be valued at the Series B Per Share Amount and each share of Common Stock included in the Company Exchange Stock shall be valued at the Per Share Participating Amount, in each case as set forth on the Estimated Base Purchase Price Statement (as the same may be revised prior to the Closing in accordance with Section 1.05 of the Merger Agreement).

1.2 “Allocated Sale Percentage” means the percentage shown opposite the Rollover Holder’s name on Schedule 1 hereto under the column titled “Allocated Sale Percentage.”

1.3 Closing Deliveries.

(a)	At the Closing, the Rollover Holder shall deliver to Merger Sub:

(i)	certificates evidencing ownership under applicable Law of the Company Exchange Shares, with appropriate stock powers or other instruments of transfer and requisite tax stamps attached and properly signed;

(ii)

a certificate of an authorized officer of the Rollover Holder or, in the case the Rollover Holder is a natural person, of the Rollover Holder, stating that (A) the representations and warranties of the Rollover Holder in this Agreement and the Stockholder Agreement to which the Rollover Holder is a party are true and correct at and as of the date hereof and at and as of the Closing Date as though made as of the Closing Date and (B) the

Rollover Holder has performed and complied in all material respects with each of the covenants and agreements required to be performed by it under this Agreement or the Stockholder Agreement to which the Rollover Holder is a party at or prior to the Closing;

(iii)	a duly completed and executed IRS Form W-9 (or, if the Rollover Holder is a non-U.S. person, a duly completed and executed IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as appropriate);

(iv)	such other documents, instruments and certificates as Parent and Merger Sub may reasonably request in connection with the transactions contemplated by this Agreement; and

(v)	a certificate of an authorized officer of each Securityholder party to a Stockholder Agreement that is not also party to a Rollover Agreement (an “Applicable Stockholder”) or, in the case the Applicable Stockholder is a natural person, of the Applicable Stockholder, stating that (A) the representations and warranties of the Applicable Stockholder in such Person’s Stockholder Agreement are true and correct at and as of the date of such Stockholder Agreement and at and as of the Closing Date as though made as of the Closing Date and (B) the Applicable Stockholder has performed and complied in all material respects with each of the covenants and agreements required to be performed by it under such Stockholder Agreement at or prior to the Closing.

(b)	At the Closing, Merger Sub shall deliver to the Rollover Holder:

(i)	evidence of registration of the Parent Exchange Shares in book-entry form in the name of the Rollover Holder; and

(ii)	such other documents, instruments and certificates as the Rollover Holder may reasonably request in connection with the transactions contemplated by this Agreement.

(c)	At the Closing, Parent shall deliver to the Rollover Holder:

(i)

a certificate of an authorized officer of Parent stating that (A) the representations and warranties of Parent and Merger Sub in this Agreement (x) other than Section 2.1(d) are true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date hereof and true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of a specified date, in which case only as of such date) and (y) in Section 2.1(d) are true and correct in all but de minimis respects at and as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of a specified date, in which case only as of such date) and (B) Parent and

Merger Sub have performed and complied in all material respects with each of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing; and

(ii)	such other documents, instruments and certificates as the Rollover Holder may reasonably request in connection with the transactions contemplated by this Agreement.

1.4 Conditions to the Obligations of the Parties Hereunder; Failure of the Merger to Occur.

(a)	The obligation of the Rollover Holder to consummate the Share Exchange is subject to the following conditions:

(i)	all of the conditions set forth in Sections 9.01 and 9.03 of the Merger Agreement shall have been satisfied or waived by Parent and Merger Sub and/or the Company, as applicable; and

(ii)	Parent and Merger Sub shall have delivered all of the documents, instruments and certificates required to be delivered by them pursuant to Sections 1.3(b) and (c).

(b)	The obligation of Merger Sub to (and the obligation of Parent to cause Merger Sub to) consummate the Share Exchange is subject to the following conditions:

(i)	all of the conditions set forth in Sections 9.01 and 9.02 of the Merger Agreement other than Section 9.02(j) shall have been satisfied or waived by Parent and Merger Sub and/or the Company, as applicable;

(ii)	all of the conditions to Merger Sub’s obligations to complete the share exchanges contemplated by the other Rollover Agreements shall have been satisfied and such share exchanges shall be being consummated simultaneously with the Share Exchange hereunder; and

(iii)	the Rollover Holder shall have delivered all of the documents, instruments and certificates required to be delivered by it pursuant to Section 1.3(a).

(c)	If for any reason the Merger fails to occur after the Share Exchange has been consummated, then Merger Sub shall return to the Rollover Holder the Company Exchange Shares and the Rollover Holder shall return to Merger Sub the Parent Exchange Shares.

1.5 Withholding. All payments hereunder shall be subject to withholding in the manner set forth in Section 1.13 of the Merger Agreement (as if such payment had been made pursuant to the Merger Agreement).

1.6 Transfer Taxes. All Transfer Taxes (as defined in the Merger Agreement) imposed on the transactions contemplated hereby (a) shall be paid fifty percent (50%) by Parent and (b) and the remaining fifty percent (50%) shall constitute indemnifiable Excluded Taxes pursuant to Section 8.03(b) of the Merger Agreement. If such Transfer Taxes are due before the date of payment of the Additional Consideration or the Earn-Out, respectively, (A) the amount of such Transfer Taxes constituting Excluded Taxes shall be set off against the Additional Consideration or the Earn-Out (including the Unpaid Aditi Earn-Out, if applicable), as applicable and (B) the amount that would otherwise be released to the Securityholders pursuant to Section 8.04 or Article X of the Merger Agreement shall be reduced by the amount of such premium and shall instead be released to Parent.

1.7 Agreement to Cooperate; Further Assurances. Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby.

1.8 Permitted Hedging Transaction. The Rollover Holder agrees that in the event it enters into a Permitted Hedging Transaction (a) the Rollover Holder and its Affiliates will not take any action or fail to take any action which action or failure to act would give rise to a default, event of default or termination right on the part of the Rollover Holder or the Permitted Counterparty under the instruments governing the Permitted Hedging Transaction (including any pledge of Restricted Securities) and (b) neither the Rollover Holder nor any of its Affiliates will make any misrepresentation to the Permitted Counterparty in connection with entering into the Permitted Hedging Transaction. For the avoidance of doubt, following a foreclosure on such pledged Restricted Securities by the Permitted Counterparty in accordance with the terms of the instruments governing a Permitted Hedging Transaction and related pledge of Restricted Securities permitted hereby, a purchaser of the foreclosed-upon Restricted Securities shall not be subject to Article III of this Agreement or the Stockholders Agreement.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES.

2.1 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Rollover Holder as follows:

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming that this Agreement is a valid and binding obligation of the Rollover Holder, this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(c) Except for (i) compliance with and filings under the HSR Act and any other Antitrust Law and (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities Laws, the execution, delivery, performance and compliance with the terms and conditions of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby by Parent and Merger Sub do not and will not (A) violate, conflict with, result in any breach of, or constitute a default under any of the provisions of the organizational documents of Parent or Merger Sub or the certificates of incorporation or bylaws (or equivalent organizational documents) of any other Subsidiary of Parent, (B) require any consent of or other action by any Person or by Parent or Merger Sub under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any material contract or any material Permit affecting the assets or business of Parent and its Subsidiaries or (C) assuming the representations of the Rollover Holder in Section 2.2(c) are true and correct, violate any Law or Order to which Parent or its Subsidiaries are subject or by which any of their respective properties or assets are bound or affected, except where the failure of any of the representations and warranties contained in clauses (A) (with respect to other Subsidiaries of Parent), (B) or (C) above to be true would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

(d) The authorized capital stock of Parent consists of five million (5,000,000) shares of preferred stock (“Parent Preferred Stock”), par value $0.01 per share and two hundred million (200,000,000) shares of Parent Common Stock. As of January 16, 2015, the issued and outstanding shares of capital stock of Parent consist of (i) 68,627,720 shares of Parent Common Stock and (ii) no shares of Parent Preferred Stock. As of January 16, 2015, 3,968,269 shares of Parent Common Stock were reserved for issuance under the Parent Stock Plans and 2,515,571 shares of Parent Common Stock were subject to outstanding equity awards granted under the Parent Stock Plans. All the outstanding shares of capital stock of Parent have been and are duly authorized and validly issued and are fully paid and non-assessable, and shares of Parent Common Stock to be delivered pursuant to this Agreement, when delivered in accordance with the terms hereof, will be, duly authorized, validly issued, fully paid and non-assessable. No holder of Parent Common Stock is entitled to, nor were any securities issued in violation of, any preemptive rights of any stockholder or any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the DGCL, the organizational documents of Parent or any agreement to which Parent is party or otherwise bound.

2.2 Representations and Warranties of the Rollover Holder. The Rollover Holder represents and warrants to Parent and Merger Sub that:

(a) In the case of a Rollover Holder that is not a natural person, such Rollover Holder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Such Rollover Holder, is competent to, and has all requisite power and authority to, execute and deliver this Agreement and the agreements contemplated hereby, to perform the Rollover Holder’s obligations hereunder and thereunder, to own its properties and, in the case of Rollover Holder that is not a natural person, to conduct its business as currently conducted. In the case that the Rollover Holder is not a natural person, such Rollover Holder was not formed for the purpose of acquiring or holding the Parent Exchange Shares. In the case that the Rollover Holder is not a natural person, the execution, delivery and performance of this Agreement by the Rollover Holder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate or other action on the part of the Rollover Holder, and no other corporate or other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Rollover Holder and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the valid and binding obligation of the Rollover Holder, enforceable against the Rollover Holder in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) The execution, delivery, performance and compliance with the terms and conditions by the Rollover Holder of this Agreement and the agreements contemplated hereby and the consummation by the Rollover Holder of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time or both, (i) in the case that the Rollover Holder is not a natural person, violate, conflict with, result in any breach of, or constitute a default under any of the provisions of the organizational documents of the Rollover Holder or the certificates of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Rollover Holder; (ii) violate any Law or Order to which the Rollover Holder (or, if the Rollover Holder is not a natural person, any of its Subsidiaries) is subject or by which any of his, her or its (and their) respective properties or assets are bound or affected; or (iii) require any consent of or other action by any Person or by the Rollover Holder under, or result in any breach of any terms or conditions, or constitute a default under, any contract, agreement or instrument to which the Rollover Holder (or, if the Rollover Holder is not a natural person, any of its Subsidiaries) is a party or by which the Rollover Holder or his, her or its (and their) properties or assets are bound. Upon consummation of the Share Exchange at the Closing as contemplated by this Agreement, the Rollover Holder will deliver to Merger Sub good and valid title to all of the Company Exchange Shares, free and clear of all Liens.

(c)

(i) Such Rollover Holder is an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act.

(ii) Such Rollover Holder is acquiring the Parent Exchange Shares for investment for such Rollover Holder’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Such Rollover Holder understands that the Parent Exchange Shares have not been, and will not be when issued, registered under the Securities Act or any state securities law, by reason of a specific exemption from the registration provisions of the Securities Act and such state securities law, respectively, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations as expressed herein. The Rollover Holder understands that no Governmental Entity has passed on or made any recommendation or endorsement of the Parent Exchange Securities or the fairness or suitability of the investment in such securities nor has any Governmental Entity passed upon or endorsed the merits of the offering of such securities. The Rollover Holder is a resident of the jurisdiction specified in the preamble to this Agreement.

(iii) Such Rollover Holder has such knowledge and experience in financial and business matters, and with respect to transactions of the kind and scope contemplated by this Agreement and the Stockholders Agreement, that such Rollover Holder is capable of evaluating the merits and risks of an investment in the Parent Exchange Shares and of making an informed investment decision and can bear a complete loss of the Rollover Holder’s investment. Such Rollover Holder understands that a purchase of the Parent Exchange Shares involves risk, and there can be no assurance as to the future value of Parent’s businesses or the Parent Exchange Shares.

(iv) Such Rollover Holder has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

(v) In making its decision to acquire the Parent Exchange Shares, such Rollover Holder has been given the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of Parent and its Subsidiaries and to ask questions of, and to receive answers from, management or other Persons acting on behalf of Parent, to the extent such Persons possess such information, each as such Rollover Holder has deemed necessary. Such Rollover Holder further acknowledges that it has consulted with its own counsel, financial and tax advisors and other professional advisors as it believes is sufficient for purposes of the purchase of the Parent Exchange Shares, and on such basis, such Rollover Holder believes that an investment in the Parent Exchange Shares is suitable and appropriate for it.

(vi) Such Rollover Holder understands and acknowledges that the Parent Exchange Shares will constitute “restricted securities” under the Securities

Act and applicable regulations inasmuch as they will be acquired in transactions not involving a public offering, and that under such laws and applicable regulations the Parent Exchange Shares may be resold without registration only in certain limited circumstances under the Securities Act and applicable state securities laws.

ARTICLE III.

TRANSFERS

3.1 Restrictions on Transfer. The Rollover Holder agrees with Parent and Merger Sub as follows and as set forth in the Stockholder Agreement to which the Rollover Holder is party:

(a) Other than solely in the case of a Permitted Transfer described in clause (i) of the definition thereof or pursuant to the Share Exchange, the Rollover Holder shall not Transfer any shares of Company Stock, Options or Restricted Stock Units Beneficially Owned by such Rollover Holder, including any shares of Company Stock the Beneficial Ownership of which is acquired by the Rollover Holder after the date hereof (including through the exercise of stock options, warrants, or similar rights or the vesting, conversion, or exchange of any securities for Company Stock) during the period beginning on the date hereof and ending upon the earlier of the Effective Time and termination of the Merger Agreement in accordance with its terms.

(b) In no event shall any Rollover Holder Transfer any shares of Parent Common Stock (including the Parent Exchange Shares) received by such Rollover Holder pursuant to this Agreement or in connection herewith (or any securities into or for which such shares may be converted or exchanged) (the “Restricted Securities”) other than in accordance with all applicable Laws (including in accordance with the Securities Act or an exemption therefrom) and the other terms and conditions of this Agreement.

(c) Other than solely in the case of a Permitted Transfer, in addition to the requirements of Section 3.1(b), the Rollover Holder shall not Transfer any Restricted Securities during the period beginning at the Effective Time and ending on the date that is the one year anniversary of the Effective Time (such period, the “Restricted Period”).

(d) Any Transfer or attempted Transfer of shares of Restricted Securities in violation of this Section 3.1 shall, to the fullest extent permitted by Law, be null and void ab initio, and Parent shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of Parent.

(e) Appropriate notations or other arrangements will be made with respect to certificated or uncertificated Restricted Securities issued to the Rollover Holder (or its Permitted Transferees) referencing restrictions on Transfer of such Restricted Securities, which notations shall state in substance:

“The securities evidenced by this certificate (i) have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be transferred or otherwise disposed of unless such transfer or disposition is registered under such Act and all applicable laws or an exemption from registration is available and (ii) are subject to restrictions on transfer set forth in a Rollover Agreement dated as of January 22, 2015, among Harman International Industries, Incorporated, Sabita Sub, Inc. and [ROLLOVER HOLDER] and a Stockholder Agreement dated as of January 22, 2015, among Harman International Industries, Incorporated, Sabita Sub, Inc. and [ROLLOVER HOLDER] (copies of which are on file with the Secretary of Harman International Industries, Incorporated).”

(f) Parent will use its commercially reasonable efforts to cause the notation or arrangement specified in clause (ii) of the foregoing subsection (e) to be removed (at the time the pledged Restricted Securities are to be transferred to the custodian pursuant to a Permitted Hedging Transaction involving a related pledge of restricted Securities permitted hereby, but in no event earlier than the thirty-first day following the closing of the Share Exchange under this Agreement), as promptly as practical following Parent’s receipt of:

(i) a written request from the Rollover Holder specifying that it intends to enter into a Permitted Hedging Transaction (and related pledge of Restricted Securities permitted hereby) and identifying the Permitted Counterparty and, if applicable, custodian, and

(ii) a written acknowledgement to Parent from the Permitted Counterparty acknowledging that the pledged Restricted Securities (A) have not been registered under the Securities Act or any state securities laws and may not be transferred or otherwise disposed of unless such transfer or disposition is registered under such Act and all applicable laws or an exemption from registration is available and (B) are subject to restrictions on transfer set forth in this Agreement, a copy of which has been provided to the Permitted Counterparty, prior to the foreclosure under a pledge or security interest in such Restricted Securities relating to a Permitted Hedging Transaction, which restrictions described in this clause (B) shall not apply to the Permitted Counterparty prior to the foreclosure under a pledge or security interest in such Restricted Securities related to a Permitted Hedging Transaction.

(g) Notwithstanding the foregoing subsection (e):

(i) Parent will direct its transfer agent to remove the notation or other arrangement with respect to certificated or uncertificated Restricted Securities specified in clause (i) of the notation set forth in the foregoing subsection (e) following the six-month anniversary of the closing of the Share Exchange hereunder upon receipt by Parent of a written request from the Rollover Holder or the Permitted Counterparty to a Permitted Hedging Transaction accompanied by a legal opinion of outside counsel to the Rollover Holder or the Permitted Counterparty, as the case may be, which opinion is reasonably satisfactory to Parent and upon which Parent and the transfer agent may rely to the effect that the

Restricted Securities may be publicly sold without registration under the Securities Act and applicable state securities laws such that such notation or other arrangement is no longer required and any other documentation reasonably requested by Parent or the transfer agent (including a broker’s confirmation if the disposition is made in reliance on Rule 144 promulgated under the Securities Act); and

(ii) the holder of any Restricted Securities shall be entitled to the elimination or termination of the notations or arrangements with respect to certificated or uncertificated Restricted Securities specified in clause (ii) of the notation set forth in the foregoing subsection (e) upon the written request of such holder at such time as such restrictions are no longer applicable.

3.2 Voting Agreement.3 During the Voting Period, each Rollover Holder shall cause all Voting Securities Beneficially Owned by such Rollover Holder and its Affiliates to be present for quorum purposes and to be voted at any Annual or Special Meeting of Stockholders of Parent conducted during the Voting Period (each, a “Stockholder Meeting”), (a) in favor of election of the nominees recommended by the board of directors of Parent at such Stockholder Meeting, (b) against any nominee that is not recommended by the board of directors of Parent at such Stockholder Meeting, (c) in favor of any proposal recommended by the board of directors of Parent and (d) against approval of any proposal made in opposition to, or in competition with, any proposal recommended by the board of directors of Parent.

ARTICLE IV.

DEFINITIONS

4.1 Definitions. The following capitalized terms used in this Agreement have the following meanings:

“Beneficial Owner” or “Beneficially Own” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance).

“Covered Affiliates” of a Rollover Holder means (i) in the case of a Rollover Holder that is not a natural person, the ultimate parent entity of such Rollover Holder and such ultimate parent’s controlled Affiliates and (ii) in the case of a Rollover Holder that is a natural person, his or her immediate family members and his or her controlled Affiliates.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

[3]	NTD: To be included only in the agreements with Symphony Technology II-A, LP, Caytel 1 L.P., TH Lee Putnam Parallel Ventures, L.P., TH Lee Putnam Ventures, L.P., THLi Coinvestment Partners, LLC, Thomas H. Lee, The Vanita and Nikhil RK Relatives Trust, The RK Relatives 2014 Trust, The Romesh Wadhwani 2014 Charitable Remainder Unitrust and The 2012 GST Trust

“Permitted Hedging Transaction” means a Hedging Transaction (i) that is entered into by the Rollover Holder party to this Agreement on the original date hereof (and, for the avoidance of doubt, not a Permitted Transferee of the Rollover Holder) and which Rollover Stockholder is not an employee of Parent or any of its Subsidiaries; (ii) the counterparty to which is a financial institution listed on Schedule 2 hereto or to an Affiliate thereof (a “Permitted Counterparty”); (iii) that by its terms may not be settled in Voting Securities or interests therein (a “cash settled transaction”), it being understood and agreed that a Rollover Holder may pledge, hypothecate, assign and transfer Voting Securities to its Permitted Counterparty in connection with a Permitted Hedging Transaction and that any such pledge, hypothecation, assignment or transfer (or foreclosure on, or exercise of remedies with respect to, Voting Securities in connection with such pledge, hypothecation, assignment or transfer or Permitted Hedging Transaction that satisfies clause (vi) below) of such Voting Securities or interests therein in connection with a cash settled transaction shall also constitute Permitted Hedging Transactions; (iv) that by its terms does not permit the Permitted Counterparty or, if applicable, the custodian to lend any pledged Voting Securities to any Person prior to a foreclosure under a pledge of Voting Securities relating to a Permitted Hedging Transaction; (v) is entered into following the date that is thirty-one days after the closing of the Share Exchange hereunder; and (vi) the sole defaults, events of default or termination rights under the instruments governing such Permitted Hedging Transaction (including any permitted pledge, hypothecation, assignment or transfer of Voting Securities) are (A) those specified in the ISDA 2002 Master Agreement in effect on the date of this Agreement, (B) those specified in Article 12 of the ISDA 2002 Equity Derivatives Definitions in effect on the date of this Agreement, provided that, in the case of each of clauses (A) and (B), the Rollover Holder will use commercially reasonable efforts to agree with the Permitted Counterparty that the consequence of any such events specified in Article 12 of the ISDA 2002 Equity Derivatives Definitions or in the ISDA 2012 Master Agreement, an adjustment to the terms of the Permitted Hedge Transaction and not a and event that permits the Permitted Counterparty to foreclose under a pledge of Voting Securities relating to a Permitted Hedging Transaction, (C) failure of the Rollover Holder to post or maintain collateral in the agreed amount, or failure of the security interest therein to be valid, first priority and perfected by control and/or (D) in the event the Rollover Holder is a fund entity, events substantially similar to the following: (1) a reduction in the net asset value of the Rollover Holder by more than 20% in any calendar quarter, (2) failure by the Rollover holder to maintain a net asset value above a specified threshold in the event the net asset value of the Rollover Holder falls below 85% of the net asset value of the Rollover Holder at the time the Hedging Transaction is entered into, (3) failure by the Rollover Holder to maintain minimum specified liquidity (defined as cash plus uncalled capital), (4) failure by the Rollover Holder to comply with a covenant specifying the maximum permitted leverage of the Rollover Holder, (5) a change in the investment manager of the Rollover Holder, and/or (6) failure of certain specified individuals to continue to serve in specified capacities with the Rollover Holder.

“Permitted Transfer” means (i) a Transfer to a Permitted Transferee so long as such Permitted Transferee, in connection with such Transfer, executes a customary joinder to this Agreement and the Stockholder Agreement to which the Rollover Holder is party, in form and substance acceptable to Parent, in which such Permitted Transferee agrees to be a “Rollover Holder” for purposes of this Agreement including, for the avoidance of doubt, making all the representations of the Rollover Holder contained in Article II of this Agreement (it being understood and agreed that following a Permitted Transfer the Rollover Holder shall continue to be bound hereunder and under the Stockholder Agreement to which the Rollover Holder is party) or (ii) a Permitted Hedging Transaction.

“Permitted Transferee” means, (i) with respect to a Rollover Holder who is a natural person, following the death of such Rollover Holder, a legatee or heir of such Rollover Holder that is a natural person, and an immediate family member of a Rollover Holder that is a natural person and (ii) with respect to a Rollover Holder that is not a natural person, any Covered Affiliate of such Rollover Holder (provided that prior to any transaction upon which a Permitted Transferee will cease to be a Covered Affiliate of the Rollover Holder, such Permitted Transferee shall transfer back to the Rollover Holder any Restricted Securities theretofore Transferred to it).

“Total Voting Power” means, as of any date of determination, the total number of votes that may be cast in the election of directors of Parent if all Voting Securities then outstanding were present and voted at a meeting held for such purpose. The percentage of Total Voting Power Beneficially Owned by any Person as of any date of determination is the percentage of Total Voting Power of Parent that is represented by the total number of votes that may be cast in the election of directors by Voting Securities then Beneficially Owned by such Person.

“Transfer” by a Person of any capital stock or interest in any capital stock means (i) any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise) by such Person of such capital stock or interest in capital stock, either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of such capital stock or interest in capital stock or (ii) such Person entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock (any transaction described in this clause (ii), a “Hedging Transaction”), whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. “Transferor” means a Person that Transfers or proposes to Transfer; and “Transferee” means a Person to whom a Transfer is made or is proposed to be made.

“Voting Period” means the period from the Effective Time until the later of the first anniversary of the Effective Time and such date as the Rollover Holder and its Affiliates no longer hold any Parent Exchange Shares.

“Voting Securities” means shares of Parent Common Stock and any other securities of Parent entitled to vote generally in the election of directors of Parent.

ARTICLE V.

MISCELLANEOUS.

5.1 Term. This Agreement is effective as of the date hereof and shall survive in accordance with its terms; provided that this Agreement shall automatically terminate upon the termination of the Merger Agreement in accordance with its terms; further, that no such termination shall relieve any party hereto of liability for any breach of this Agreement prior to such termination.

5.2 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT A PARTY TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

5.3 Delivery by Facsimile or Email. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No party hereto or to any such contract shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each such party forever waives any such defense. This Agreement is not binding unless and until signature pages are executed and delivered by each party hereto.

5.4 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

5.5 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

5.6 Jurisdiction. Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought and determined exclusively in the Delaware Court of Chancery of the State of Delaware; provided that if the Delaware Court of Chancery does not have jurisdiction, any such Action shall be brought exclusively in any other Delaware state court, or if the Court of Chancery and such other Delaware state courts shall not have jurisdiction, in any federal court located in the State of Delaware, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action which is brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

5.7 Amendment and Waiver. Any provision of this Agreement hereto may be amended or waived only in a writing signed (a) in the case of any amendment, by all parties hereto and (b) in the case of a waiver, by the party or parties hereto waiving rights hereunder. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

5.8 Specific Performance. Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party hereto, money damages may be inadequate and the non-breaching party may have no adequate remedy at Law. Accordingly, the parties hereto agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other party’s obligations hereunder not only by an Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each of the parties hereto agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (a) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity and (b) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

5.9 No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

5.10 References; Construction. The section and other headings and subheadings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days (excluding Business Days) or months shall be deemed references to calendar days or months. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, an exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this

Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “or” shall not be exclusive. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. All pronouns and any variations thereof refer to the masculine, feminine or neuter, single or plural, as the context may require. The language in this Agreement is the language the parties hereto chose to express their mutual intent, and no rule of strict construction shall be applied against any party.

5.11 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted (except if not a Business Day then the next Business Day) via telecopy (or other facsimile device) to the number set out below, (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications to Parent, Merger Sub and the Rollover Holder shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such Person:

Notices to Parent or Merger Sub:

Harman International Industries, Incorporated
400 Atlantic Street, 15th Floor
Stamford, CT 06901
Attn:	Todd A. Suko, Executive Vice President and General Counsel
Facsimile:	(203) 328-3946

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attn:	Joshua R. Cammaker, Esq.
Gordon S. Moodie, Esq.
Facsimile:	(212) 403-2000

Notices to the Rollover Holder: To the address for notice set forth on the signature page hereof.

with a copy to (which shall not constitute notice):

Shearman & Sterling LLP
Four Embarcadero Center, Suite 3800
San Francisco, CA 94111
Attn:	Steve L. Camahort, Esq.
Dana C.F. Kromm, Esq.
Facsimile:	(415) 616-1199

5.12 STG III Agreement.4 Each of STG III and STG III-A shall be bound by this Agreement as if each is a “Rollover Holder” hereunder, and each of STG III and STG III-A shall cause the Stockholder to perform all its obligations hereunder and each is jointly and severally liable with the Stockholder for its Stockholder Pro Rata Portion (as defined in the Stockholder Agreement dated as of the date hereof by and among the Company, Parent, Merger Sub, the Representative and Rollover Holder) of any Losses of Parent, Merger Sub, the Surviving Company or any Group Company arising out of or related to any breach by the Rollover Holder of this Agreement or the Stockholder Agreement to which it is a party.

5.13 Romesh Wadhwani Agreement.5 Romesh Wadhwani shall be bound by this Agreement as if he is a “Rollover Holder” hereunder, and shall cause the Rollover Holder to perform all its obligations hereunder and is jointly and severally liable with the Rollover Holder for any Losses of Parent, Merger Sub, the Surviving Company or any Group Company arising out of or related to any breach by the Rollover of this Agreement or the Stockholder Agreement to which it is a party.

[Remainder of page intentionally left blank]

[4]	NTD: To be included in the Cay Tel 1, L.P. agreement only.
[5]	NTD: To be included in The Romesh Wadhwani 2014 Charitable Remainder Unitrust agreement only.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:
Name:
Title:

ROLLOVER HOLDER:

Name:

Address:

[Signature Page to Rollover Agreement]

[Solely for the purpose of Section 5.12,

STG III, L.P.

By:	STG III GP, L.P., its General Partner

By:	STG UGP, LLC, its General Partner

By:
Name:
Title:

and

STG III-A, L.P.

By:	STG III GP, L.P., its General Partner

By:	STG UGP, LLC, its General Partner

By:
Name:
Title:][6]

[Solely for the purpose of Section 5.13,

Romesh Wadhwani

][7]

[6]	NTD: To be included in Cay Tel 1, L.P. agreement only.
[7]	NTD: To be included in The Romesh Wadhwani 2014 Charitable Remainder Unitrust agreement only.